Exhibit 5(a)

January 3, 2007

City National Corporation
555 S. Flower Street, 18th Floor
Los Angeles, CA  90071
Telecopy:  213-673-9518

Ladies and Gentlemen:

We have acted as special counsel to City National Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (as amended, the “Registration Statement”) relating to the up to 1,268,959 shares of common stock, par value $1.00 per share, of the Company (including related preferred stock purchase rights, the “Shares”) to be issued by the Company in connection with the proposed merger of Business Bank Corporation, a Nevada corporation, with and into the Company.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.  In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York.

Based on and subject to the foregoing, we are of the opinion that the Shares are or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued in accordance with the terms of the Agreement and Plan of Merger included as Appendix A to the Registration Statement and as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Laws of the State of Maryland.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5(a) to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz